Hello to everyone at Bio Life Solutions. I'm Olivier Loeillot, President and CEO of Repligen. I'm very happy to have this opportunity to speak with you directly today. This is an exciting moment for all of us, and I wanted you to hear from me personally. Let me start by saying how much we admire what you've built with Rod and Troy, and the entire management team for nearly four decades now. You've become the trusted name in cell processing tools and biopreservation media. Your CryoStor platform supports commercially approved cell therapies and the majority of US cell based therapy trials. And honestly, that's remarkable and it's a reputation you earned. While you're still getting to know us, let me share a little bit more about who we are here at Repligen. We were founded in 1981 by two scientists with a bold science driven mission. Today we are headquartered in Waltham, Massachusetts, which is where I am today by the way. And we're a global team of around 2,000 people across North America, Europe and Asia. I have spent 30 years in this industry and I can tell you what makes Repligen special is our focus. We are a bioprocessing company. We build the tools and technologies that help our customers make biologic drugs faster, with higher yield and with better quality. We don't make the therapies ourselves. We make it easier for our partners to bring those life changing therapies to patients. And that mission is very simple. It's to inspire advances in bioprocessing as a trusted partner in the production of biologic drugs that improve human health worldwide. So why do you think you'll be excited to be part of our team? Let me give you a few reasons. First, we are a really fast growing company. We've grown very much through innovation, but also a lot by welcoming great companies just like yours to our team. And that means real momentum and real opportunity for all of you in the company. Second, we are a company that is focused on innovation. I mean we are really the first to market again and again in the areas that really matter to most of our customers and we're working on some genuinely breakthrough technologies right now. And third and this is the one closest to my heart, it's really our people and our culture. We live by what we call the “R team.” We team up and work as one Repligen. We really engage authentically and welcome debate. We achieve with excellence and we move things forward with urgency. Those are not words on the wall. I mean, that's really how we show up for each other every single day. And that's exactly why bringing our two companies together feels so natural. We share the same DNA, passion for innovation, a customer first mindset and a real commitment to advancing the science that improves human health. Together will be even stronger in the fast growing cell therapy market and will do work that truly matters for patients around the world. Now I want to be very clear and very honest with you about where things stand today. The announcement shared on July 22nd was a very important first step, but it is just a first step. The transaction still needs regulatory and shareholder approvals and we expect to close later this year in the fourth quarter. Until then, Repligen and BioLife will continue to operate as two separate independent companies. So for now, I ask it simple. Just keep doing the great work you are already doing and just keep taking care of your customers the way you always have. There is meaningful work ahead as we plan for the future together, and I promise we'll keep you informed every step of the way. I mean it when I say I can't wait for the day we can officially call you Repligen colleagues. Until then, thank you. Thank you for the incredible foundation you've built and for everything you're going to bring to this next chapter. Here's to a bright future for all of us. Take care everyone. I'll see you soon. Thanks.